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                                                                 EXHIBIT 5


                              September 27, 1996


Post Properties, Inc.
Post Apartment Homes, L.P.
3350 Cumberland Circle
Suite 2200
Atlanta, Georgia 30339

         Re: Post Apartment Homes, L.P. -- 7 1/4% Notes due 2003 and 7 1/2% Notes due 2006 Post Properties, Inc. -- 8 1/2% Series A Cumulative Redeemable Preferred Shares
                 --------------------------------------------------------------

Ladies and Gentlemen:

                 We have acted as counsel for Post Properties, Inc., a Georgia corporation (the "Company"), and Post Apartment Homes, L.P., a Georgia limited partnership (the "Operating Partnership"), in connection with the registration under the Securities Act of 1933, as amended, of $100,000,000 aggregate principal amount of 7 1/4% Notes due 2003 (the "2003 Notes"), $25,000,000 aggregate principal amount of 7 1/2% Notes due 2006 (the "2006 Notes"; together with the 2003 Notes, the "Notes") pursuant to a Prospectus Supplement dated September 25, 1996 (the "Notes Prospectus Supplement") and $50,000,000 liquidation preference 8 1/2% Series A Cumulative Redeemable Preferred Shares (the "Preferred Shares") pursuant to a Prospectus Supplement dated September 26, 1996 (the "Preferred Shares Prospectus Supplement").

                 In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

                 We have assumed that the execution and delivery of, and the performance of all obligations under, an indenture (the "Indenture") dated as of September 25, 1996 between the Operating Partnership and SunTrust Bank, Atlanta, as trustee (the "Trustee") will be duly authorized by all requisite action by the Trustee, and that the Indenture will be duly executed and delivered by, and will be a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.
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Post Properties, Inc.
Post Apartment Homes, L.P.
September 27, 1996
Page 14

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                 This opinion is limited in all respects to the federal laws of the United States of America and the laws of the States of Georgia and New
York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                 Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

         (i) The General Partner is a corporation validly existing and, based solely on a certificate of the Secretary of State of the State of Georgia, in good standing under the laws of the State of Georgia;

         (ii) The Operating Partnership is a validly existing limited partnership under the laws of the State of Georgia;

         (iii) Upon the issuance and sale thereof as described in the Notes Prospectus Supplement and, when executed by the Operating Partnership and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will (x) be valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms and (y) be entitled to the benefits of the Indenture; and

         (iv) Upon the issuance and sale of the Preferred Shares as described in the Preferred Shares Prospectus Supplement, such shares will be validly issued, fully paid and nonassessable.

                 The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).

                 This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

                                        Very truly yours,



                                        KING & SPALDING